Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-2 (Registration Nos. 333-128083 and 333-109442), Form S-3 (Registration Nos. 333-166862, 333-183557, 333-187710, 333-188066, 333-201824, and 333-209000), and Form S-8 (Registration Nos. 333-101651, 333-122844, 333-163396, 333-192531 and 333-205661) and related prospectuses of BioTime, Inc. of our report dated March 28, 2017, relating to the financial statements of Asterias Biotherapeutics, Inc., included in this Annual Report on Form 10‑K/A of BioTime, Inc. for the year ended December 31, 2016.

/s/ OUM & CO. LLP

San Francisco, California
March 28, 2017